                                                                   EXHIBIT 10.46

                       FIRST MODIFICATION TO GROUND LEASE

     THIS FIRST MODIFICATION TO GROUND LEASE (this "Modification") is made on September 26, 2001, and is effective as of October 1, 2001 (the "Effective Date"), by and between ISTAR SAN JOSE, LLC, a Delaware limited liability company ("Lessor"), and EQUINIX, INC., a Delaware corporation ("Lessee").

                                 R E C I T A L S

     A. Lessor and Lessee entered into that certain Ground Lease dated as of June 21, 2000 (the "Lease"), which Lease covers approximately 78.446 acres of unimproved real property, located in the City of San Jose, County of Santa Clara, State of California, as more particularly described in the Lease. Capitalized terms used but not defined herein shall have the meanings set forth in the Lease.

     B. Concurrently with the execution of the Lease, Lessor and Lessee executed a Memorandum of Lease and Purchase Option, dated as of June 21, 2000 (the "Original Memorandum"), which Original Memorandum was recorded on June 21, 2000, as Document No.15286834 in the Official Records of Santa Clara County, California.

     C. Lessee has requested that (i) Lessor grant Lessee the Purchase Option on December 31, 2002, in addition to the other Available Closing Dates set forth in the Lease, and (ii) Lessor reduce the Annual Base Rent payable by Lessee under the Lease during the twelve (12) month period commencing on October 1, 2001, and ending on September 30, 2002 (the "Base Rent Reduction Period") by the sum of Three Million Dollars ($3,000,000.00).

     D. Pursuant to Section 9.1(b) of the Lease, Lessee is required to increase the LC Face Amount to Thirty-Five Million Dollars ($35,000,000.00) if Lessee fails to perform certain obligations set forth in Section 9.1(b)(ii) of the Lease on or before December 21, 2001 (the "Outside Date"), including, among other things, if it has not commenced construction of Qualifying Buildings and completed a Qualifying Secondary Offering. Lessee has determined that it will not have commenced construction of Qualifying Buildings and closed a Qualifying Secondary Offering by the Outside Date, and has requested that Lessor agree to a smaller increase in the LC Face Amount than would otherwise be required under
Section 9.1(b) of the Lease.

     E. Lessor is willing to (i) accelerate the first Available Closing Date,
(ii) reduce the Annual Base Rent payable during the Base Rent Reduction Period, and (iii) reduce the amount by which the LC Face Amount is to be increased as a result of Lessee not commencing construction of Qualifying Buildings and not completing a Qualifying Secondary Offering by the Outside Date, provided that Lessee agrees to (i) pay the Rent payable with respect to the Base Rent Reduction Period in advance on the first day of the Base Rent Reduction Period, and (ii) increase the LC Face Amount to Twenty-Five Million Dollars ($25,000,000) of the date of this First Modification and Lessee is willing to so agree.

                                    A G R E E M E N T

      NOW THEREFORE, in consideration of the agreements of Lessor and Lessee herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lessor and Lessee hereby agree to modify the Lease as follows:

1. DEFINITIONS

     (a) The following definition is hereby added to Section 1 of the Lease:

         "First Modification" means the First Modification to Ground Lease, by and between Lessor and Lessee, dated as of October 1, 2001.

     (b) The definition of "Augmented LC Amount" set forth in Section 1 of the Lease is hereby deleted in its entirety and the following definition is hereby substituted therefor:

         "Augmented LC Amount" is defined in Section 3(a) of the First Modification.

     (c) The definition of "Construction Costs" set forth in Section 1 of the Lease is hereby deleted in its entirety and the following definition is hereby substituted therefor:

          "Construction Costs" means, with respect to a Building, the total costs of construction of such Building, together with a contingency in an amount reasonably acceptable to Lessor.

     (d) The definitions of Minimum Available Cash Period, Net Proceeds, Original LC Face Amount, Outside Initial IPO Date, Outside Secondary Offering Date, Qualifying Buildings, Qualifying IPO, Qualifying Secondary Offering and Secondary Offering set forth in Section 1 of the Lease are hereby deleted in their entirety.

2. RENT

     (a) The Annual Base Rent payable during the Base Rent Reduction Period shall be reduced by the sum of Three Million Dollars ($3,000,000.00) to the aggregate sum of Six Million Five Hundred Eighty-Three Thousand Nine Hundred

Thirty-Four and 61/100 Dollars ($6,583,934.61) (the "Adjusted Base Rent"), provided that, on or before the Effective Date, and in consideration of such rent reduction and the other agreements of Lessor set forth herein, Lessee shall pay the Adjusted Base Rent to Lessor in full. Lessee understands and agrees that Lessor's willingness to reduce the Annual Base Rent as provided in this Section 2 is a one-time concession, that Lessor has not and shall not agree to any further reductions in the Annual Base Rent and that, upon the expiration of the Base Rent Reduction Period, Lessee shall recommence paying Annual Base Rent in the full amount specified in Section 4.1(a) of the Lease.

     (b) For purposes of calculating the adjustments to be made to the Annual Base Rent pursuant to Section 4.1(b) of the Lease, the parties shall disregard the reduction provided for in Section 2(a) above and shall calculate the adjustments based upon the current Annual Base Rent payable under the Lease as of each Adjustment Date.

3. LETTER OF CREDIT

     (a) On or before September 30, 2001, , Lessee shall deliver to Lessor an amendment to the Letter of Credit or a replacement Letter of Credit increasing the LC Face Amount to the sum of Twenty-Five Million Dollars ($25,000,000.00) and otherwise satisfying the requirements of Section 9.1 of the Lease. From and after the date of this Modification, the term "Augmented LC Amount", as used in the Lease, shall mean the sum of Twenty-Five Million Dollars ($25,000,000.00). Lessee shall cause the Letter of Credit, as increased pursuant to this Section 3(a), to be maintained in effect through the LC Termination Date. Lessee shall be entitled to reduce the amount of the Letter of Credit below the Augmented LC Amount, if at all, solely to the extent provided in Section 9.1(c) of the Lease.

     (b) Section 9.1(b) of the Lease is hereby deleted in its entirety and the following Section 9.1(b) is hereby substituted therefor:

       (b) [Intentionally Blank].

     (c) Section 9.1(c) of the Lease is hereby deleted in its entirety and the following Section 9.1(c) is hereby substituted therefor:

     (c) Notwithstanding the terms of Sections 9.1(a) above, Lessee shall be entitled to reduce the then-current Augmented LC Amount from time to time during the period commencing on January 1, 2003 (the "Potential Reduction Period"), as Lessee constructs Buildings on the Premises, all on the terms and subject to the conditions set forth in subsections (i) through (iii) below:

     (i) Concurrently with the commencement of construction of each Building on the Premises during the Potential Reduction Period (for purposes of this subsection, a Building the construction of which was commenced prior to the Potential Reduction Period shall be deemed commenced as of the first day of the Potential Reduction Period), Lessee shall have the right to reduce the then-current Augmented LC Amount, by the applicable Reduction Amount for such Building. For purposes of this clause (i), the following terms shall have the meanings set forth below:

          (A) "Aggregate Permitted Square Footage" means the greater of one million two hundred thousand (1,200,000) gross square feet or the aggregate gross square footage of Buildings permitted to be constructed on the Premises pursuant to Entitlements issued by the City as of the first date of the Potential Reduction Period.

          (B) "Applicable Percentage" means, with respect to any Building, the ratio (expressed as a percentage) that the gross square footage of such Building bears to the Aggregate Permitted Square Footage. By way of example only, if the Aggregate Permitted Square Footage is one million two hundred thousand (1,200,000) square feet, and if Lessee is commencing construction of a Building containing a total of one hundred twenty thousand (120,000) square feet, the Applicable Percentage of such Building shall be ten percent (10%).

          (C) "Augmented LC Face Amount" means Twenty-Five Million Dollars ($25,000,000.00).

          (D) "Reduction Amount" means, with respect to any Building, an amount equal to such Building's Applicable Percentage of the Augmented LC Face Amount.

      An example of the calculation contemplated under this Section 9.1(c) is set forth on Exhibit D hereto.

     (ii) If Lessee commences construction of any Building and reduces the Augmented LC Amount concurrently therewith as contemplated under subsection (i) above, and if Lessee does not thereafter Substantially Complete such Building within eighteen (18) months after the commencement of construction thereof, then Lessee shall be required to restore the Augmented LC Amount to the amount that would be in place if such reduction had not occurred; provided, however, that Lessee shall be entitled to again reduce the Augmented

LC Amount (as restored pursuant to the foregoing clause) at such time as Lessee actually Substantially Completes such Building.

          (iii) Notwithstanding the terms of subsections (i) and (ii) immediately above, if an Event of Default or Potential Default is occurring hereunder at the time Lessee is entitled to reduce the amount of the Letter of Credit, then Lessee's right to so reduce the Letter of Credit shall be suspended until the Event of Default or Potential Default has been fully cured or waived by Lessor in writing.

     (d) Subsection (iii) in Section 9.1(d) of the Lease is hereby deleted in its entirety and the following provision is hereby substituted therefor:

          (iii) that the beneficial interest under the Letter of Credit shall be freely transferable one or more times and, therefore, in the event of Lessor's (or any successor Lessor's) assignment or other transfer of its interest in this Lease, the Letter of Credit shall be freely transferable by Lessor (or any successor Lessor), without recourse and without the payment of any fee or consideration, to the assignee or transferee of such interest and the LC Issuer shall confirm the same to Lessor (or such successor) and such assignee or transferee.

     (e) Section 14.1(d) of the Lease is hereby deleted in its entirety and the following provision is hereby substituted therefor:

          (d) If Lessee fails to restore the Letter of Credit to the LC Face Amount or the Augmented LC Amount, as applicable, pursuant to Section 9.1(a) above, increase the amount of the Letter of Credit to the Augmented LC Amount when required pursuant to Section 9.1(c), or deliver to Lessor a modified or amended Letter of Credit when required pursuant to Section 9.1(d) above.

     (f) Section 22(a) of the Lease is hereby deleted in its entirety and the following provision is hereby substituted therefor:

          (a)[Intentionally Blank];

4.       OPTION TO PURCHASE

     (a) Section 18.1(a) of the Lease is hereby deleted in its entirety and the following provision is hereby substituted therefor:

          (a) Subject to Section 18.1(d) and provided that no Monetary Event of Default is occurring hereunder either on the date Lessee delivers a Purchase Notice to Lessor or on the Closing Date, Lessee shall have the right to purchase the Premises on December 31, 2002 and on the date which is every ten (10) years after the date of the Term Commencement Date during the term (each such date being herein referred to as an "Available Closing Date");

         (b) The last sentence of Section 20(b) of the Lease is hereby deleted in its entirety and the following provision is hereby substituted therefor:

     For purposes of this Section 20(b), "Maximum Reversion Value" shall mean (i) as of the second (2/nd/) anniversary of the date hereof (the "Initial Date"), One Million Five Hundred Thousand Dollars ($1,500,000)(the "Initial Amount"), (ii) as of the tenth
     (10th) anniversary of the date hereof (the "Base Date"), Three Million Five Hundred Thousand Dollars ($3,500,000.00) (the "Base Amount"), and (iii) as of any date after the Base Date, the sum of the Base Amount and the amount of interest that would accrue on the Base Amount from the Base Date to the measuring date, at eleven percent (11%) per annum, compounded annually; provided, however, that (A) if the Maximum Reversion Value is being determined prior to the Initial Date, it shall be the amount obtained by discounting, at eleven percent (11%) per annum, the Initial Amount from the Initial Date to the measuring date. or
     (B) if the Maximum Reversion Value is being determined prior to the Base Date, it shall be the amount obtained by discounting, at eleven percent (11%) per annum, the Base Amount from the Base Date to the measuring date.

5. MISCELLANEOUS MODIFICATIONS

     (a) The address for Lessee in Section 23.1 of the Lease is deleted in its entirety and the following address is hereby substituted therefor:

         If to Lessee: Equinix, Inc.
                       2450 Bayshore Parkway
                       Mountain View, CA 94043
                       Attention:  Chief Financial Officer

     (b) The address for Lessor in Section 23.1 of the Lease is modified by deleting the "Attention" line in its entirety and substituting therefor "Attention: Jay Sugerman and Nina Matis".

6. REPRESENTATIONS, WARRANTIES AND COVENANTS

     Lessee hereby represents, warrants and covenants to Lessor as follows:

     (a) Lessee is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to transact business in the State of California.

     (b) Lessee has taken all necessary action to authorize the execution, delivery and performance of this Modification. This Modification constitutes the legal, valid and binding obligation of Lessee.

     (c) Lessee has the right, power, legal capacity and authority to enter into and perform its obligations under this Modification, and no approval or consent of any Person is required in connection with Lessee's execution and performance of this Modification that has not been obtained. The execution and performance of this Modification will not result in or constitute any default or event that would be, or with notice or lapse of time or both would be, a default, breach or violation of the organizational instruments governing Lessee or any agreement or any deed restriction or order or decree of any court or other governmental authority to which Lessee is a party or to which it is subject.

     (d) Lessee is the sole owner and holder of the leasehold estate and leasehold interest created by the Lease, and Lessee has not made or agreed to make any assignment, sublease, transfer, conveyance, encumbrance, or other disposition of the Lease, Lessee's leasehold estate or any other right, title or interest under or arising by virtue of the Lease.

     (e) Lessee has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, (v) admitted in writing its inability to pay its debts as they become due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

        (f) At the time of the execution of this Agreement, Lessee is generally paying its debts as they become due, and the aggregate value of Lessee's assets at fair value exceeds the aggregate value of Lessee's liabilities.

     Lessee shall take all actions necessary to ensure that each of the representations, warranties and covenants contained in this Section 5 remain true and correct in all material respects at all times during the period between the date of this Modification and the expiration of the Term and any holdover period.

7. RESTRUCTURING FEE

     Concurrently with the execution of this Modification, Lessee shall pay to Lessor a restructuring fee in the amount of One Hundred Thousand Dollars ($100,000.00) (the "Restructuring Fee"). The Restructuring Fee shall be deemed fully earned when paid to Lessor and shall not be refundable to Lessee, in whole or in part, at any time. Lessee shall not be obligated to reimburse Lessor for any fees and expenses, including attorney fees and expenses, it incurs in connection with this Modification.

8. MEMORANDUM OF LEASE AND PURCHASE OPTION

     Concurrently herewith, Lessor and Lessee shall execute and record in the Official Records of Santa Clara County, California, an Amended and Restated Memorandum of Lease and Purchase Option in the form attached hereto as Exhibit A (the "Amended Memorandum"), which Amended Memorandum shall amend and restate the Original Memorandum in its entirety.

9. BROKERS

     Lessor and Lessee each represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker in the negotiating or making of this Modification, and each party agrees to indemnify and hold harmless the other from any claim or claims, and costs and expenses, including attorneys' fees, incurred by the indemnified party in conjunction with any such claim or claims of any other broker or brokers to a commission in connection with this Modification as a result of the actions of the indemnifying party.

10. MISCELLANEOUS

     A. As amended hereby, the Lease is hereby ratified and confirmed in all respects. In the event of any inconsistencies between the terms of this Modification and the Lease, the terms of this Modification shall prevail. This Modification shall bind and inure to the benefit of Lessor and Lessee and their respective legal representatives and successors and assigns.

     B. This Modification may be executed in counterparts each of which counterparts when taken together shall constitute one and the same agreement.

     C. Except as set forth in this Modification, all terms and conditions of the Lease shall remain in full force and effect.

     IN WITNESS WHEREOF, Lessor and Lessee have executed this Modification as of the date first above written.

                               LESSOR:

                               iSTAR SAN JOSE, LLC,
                               a Delaware limited liability company

                               By: TriNet Corporate Realty Trust, Inc.,
                                    a Maryland corporation,
                                    Its: Sole Member


                                    By: ________________________________________
                                    Name: ______________________________________
                                    Title: _____________________________________

                               LESSEE:

                               EQUINIX, INC.,
                               a Delaware corporation

                               By: _____________________________________________
                               Name: ___________________________________________
                               Title: __________________________________________



                               By: _____________________________________________
                               Name: ___________________________________________
                               Title: __________________________________________


                                       10